Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY

ANNOUNCES THIRD QUARTER FISCAL 2008 FINANCIAL RESULTS
- Increases Fiscal Year 2008 Guidance and Expects to be Profitable for the Year -
- Net Sales up 44 percent to $14.5M; Net Income improves to $0.5 million versus a $1.5 million loss-
- Third Quarter 2008 EPS of $0.02 versus Net Loss of $0.06 in Third Quarter 2007 -
EDISON, N.J. – September 11, 2008 — Majesco Entertainment Company Inc. (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the fiscal third quarter ended July 31, 2008.
For the third quarter ended July 31, 2008, Majesco’s net revenues increased 44 percent to $14.5 million versus the year ago period. During this same period, the Company reported operating income of $0.3 million compared to an operating loss of $1.3 million in the third quarter of 2007. Net income for the quarter was $0.5 million versus a net loss of $1.5 million in 2007. The Company’s basic and diluted earnings per share for this quarter were $0.02 compared to a loss of $0.06 in the same period last year. As discussed below, the Company’s net income included a $0.4 million gain in the change of the fair value of warrants in the quarter.
For the nine months ended July 31, 2008, Majesco’s net revenues increased 17 percent to $46 million versus the year ago period. During this same period, the Company reported operating income of $2.4 million compared to an operating loss of $2.3 million. Net income through nine months was $3.0 million versus a net loss of $3.8 million in 2007. The Company’s basic and diluted earnings per share for the first nine months of fiscal 2008 were $0.11 compared to a loss of $0.16 in 2007. As discussed below, the Company’s net income included a $1.0 million gain in the change of the fair value of warrants year to date.
Jesse Sutton, Chief Executive Officer of Majesco Entertainment, said, “We are extremely pleased with our execution during the quarter as we exceeded all of our expectations. Our third quarter results highlight our ability to execute and deliver on our mass market, family friendly strategy and the growth potential that is inherent in our business model. Further, our financial results demonstrate the significant progress we have made in regards to profitability as we drive revenues and continue to prudently manage our costs. For the third quarter 2008, net sales increased 44 percent to $14.5 million, while gross margin grew to 43 percent. The growth in both net sales and margin is attributable to the 87 percent increase in our domestic sales driven by the continued success of our ‘Cooking Mama’ franchise, our newly released ‘Wonderworld Amusement Park’ for Wii, and strong demand for ‘Cake Mania 2’ for DS. Looking ahead to the remainder of fiscal 2008, we have raised our fiscal year revenue guidance to a range of $58 million to $60 million. In addition, we expect to be profitable for fiscal 2008. This performance is despite the move of our Cooking Mama sequel for Wii closer to the December holiday sales season and into our fiscal first quarter 2009.

“We remained focused on delivering titles targeted toward the mass market, casual gamer as we launched four new titles in the third quarter, bringing the number of titles released in the first nine months of fiscal 2008 to 14. Two titles shipped in the quarter were for Nintendo’s Wii system and two were for Nintendo’s DS handheld,” continued Sutton. “We are making significant progress in developing our intellectual property portfolio, as our studio is on schedule to release its first title ‘Our House’ for DS and recently announced its second title ‘Wonderworld Amusement Park’ for DS, both of which are set for release in fiscal 2009. We remain poised to further improve our financial position as we continue to deliver on our strategy, expand our revenue base and build our intellectual property assets.”
Financial Highlights
•	Third quarter 2008, domestic revenue increased 87 percent

•	Third quarter 2008 gross margin was 42.5 percent, compared to 29.5 percent in 2007

•	For the first nine months of fiscal 2008 net income was $3.0 million, an improvement of $6.8 million from the year ago period

•	For the first nine months of fiscal 2008 the Company’s interest and financing costs fell to $0.4 million from $1.5 million in the same period one-year ago

•	Through nine months, basic and diluted EPS increased to $0.11 from a loss of $0.16 in the same period
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics

To facilitate a comparison between the three and nine months ended July 31, 2008 and 2007, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings/loss per share, have been adjusted to report Non-GAAP financial measures which exclude gains due to changes in the value of our common stock to be issued in settlement of the class action litigation and related charges, net, and the change in the fair value of warrants issued in connection with our September 2007 equity financing. These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results.
In the fiscal year ended October 31, 2007, the Company recorded a $2.8 million charge in connection with the expected settlement of class action litigation. The charge was comprised of $2.5 million, representing the fair value, on the date the agreement was executed, of the common stock expected to be distributed when the settlement becomes effective and $0.3 million representing a change in the value of the shares from that date through October 31, 2007.
The Company will adjust the fair value of the liability to the fair value of the shares expected to be distributed at each balance sheet date and record the resulting change as a non-cash charge, or gain, to earnings in each period until the shares are distributed. Due to fluctuations in the Company’s stock price, this resulted in a non-cash gain of $0.3 million during the nine months ended July 31, 2008. The settlement provides that if the fair value of the stock falls below $2.5 million, the Company will issue additional shares, subject to certain limitations, with a fair market value equal to the amount of the decrease. Therefore, the liability will not be adjusted below $2.5 million.
During the fourth quarter of 2007, the Company raised $5.9 million in an equity financing. As part of that transaction, the Company issued warrants that contain a provision that under certain circumstances in which the Company is sold, merged, or otherwise enters into a “fundamental transaction”, as defined in the warrant agreement, with a company that is not publicly traded, the warrants may be settled by a cash payment. As a result, the warrants were recorded as a liability at their fair value of $2.1 million, in accordance with FASB statement No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Staff position 150-1 Issuers Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement 150. In addition, the Company will measure the fair value of the warrants at each balance sheet date, and record the change in fair value as a non-cash charge or gain to earnings each period. Changes in the Company’s stock price resulted in a non-cash gain of $0.4 million during the quarter ended July 31, 2008 and $1.0 million during the nine months ended July 31, 2008. The warrants were valued at $0.5 million at July 31, 2008.
Comparison of Three Months Ended July 31, 2008 to July 31, 2007
— Net revenue was $14.5 million in 2008 compared to $10.0 million in 2007. The increase is primarily due to strong sales of ”Wonderworld Amusement Park” for Wii, strong demand for “Cake Mania 2” for DS and continued success of our “Cooking Mama” franchise.
— In the third quarter of 2008, 92 percent of revenue came from domestic sales with only 8 percent from international. This compares to the third quarter of 2007 when 71 percent of revenue came from domestic sales with 29 percent from international.
— Gross margin was 42.5 percent, compared to 29.5 percent in 2007. The increase was primarily attributable to two new releases for the Nintendo Wii console in 2008, and the strong performance of our domestic products. Additionally, our margin benefited from the final payment stemming from a minimum purchase order for our 2007 agreement to distribute Dance, Dance Revolution.
— GAAP operating income was $0.3 million compared to 2007 operating loss of $1.3 million. Non-GAAP 2008 operating loss was $0.3 million, compared to Non-GAAP operating loss of $1.4 million in 2007.
— GAAP net income was $0.5 million, or $0.02 per share, which included a $0.4 million non-cash gain in the fair value of warrants issued, compared to third quarter 2007 GAAP net loss of $1.5 million, or $0.06 per share. Non-GAAP net income was $0.1 million, or $0.01 per share, compared to a Non-GAAP net loss of $1.6 million, or $0.07 per share in 2007.

— Interest expense and financing costs were $0.1 million in 2008 versus $0.3 million in 2007, as the Company benefited from the ability to self finance operations due to the capital raised last fall and lower factoring fees.
— At July 31, 2008, the Company had cash and cash equivalents of $7.8 million.
Comparison of Nine Months Ended July 31, 2008 to July 31, 2007
— Net revenue was $45.9 million in 2008 compared to $39.1 million in 2007.
— In the nine months of fiscal 2008, 94 percent of revenue came from domestic sales with 6 percent from International. This compares to 87 percent domestic and 13 percent international in the same period last year. Domestic sales increased 26.9 percent over 2007, which included $2.9 million from the sale of Dance Dance Revolution products.
— Gross margin was 39.4 percent compared to 34.8 percent in the same period during 2007.
— GAAP operating income was $2.4 million in 2008, which included a $0.3 million gain for the “class action” litigation. This was compared to an operating loss of $2.3 million during the same period in 2007, which included a $2.5 million charge for the “class action” litigation. Non-GAAP operating income for the nine months of 2008 was $2.1 million, compared to Non-GAAP operating loss of $0.1 million for the same period in 2007.
— GAAP net income was $3.0 million, or $0.11 per share, compared to a 2007 net loss of $3.8 million, or $0.16 per share, which included a $2.5 million charge for the ”class action” litigation. Non-GAAP net income was $1.7 million, or $0.06 per share, compared to Non-GAAP net loss of $1.6 million, or $0.07 per share, in 2007.
— Interest expense and financing costs were $0.4 million for the nine months of 2008 versus $1.5 million during the same period in 2007. The reduction was attributable to the Company’s ability to self- finance most of its purchasing requirements following a financing of $5.9 million in September 2007, in addition to reduced fees.
Announced Product Line-up

Third Quarter 2008 ending July 31, 2008:

All of the following titles were released in North America during the Company’s third quarter:
— Nancy Drew: The Mystery of the Clue Bender Society for DS is the follow up to The Deadly Secret of Olde World Park and offers mystery buffs and Nancy Drew fans a fresh interactive caper with new gameplay elements including snowmobiling and boating.
— Blast Works: Build, Trade, Destroy for Wii is an innovative interpretation of a geometric shooter that lets players build their own personalized game experiences and then share their creations with friends via WiiConnect24.
— Wonder World Amusement Park for Wii brings to life a fully 3D world of boardwalk games, rides and prizes across multiple themed areas that players can explore with personalized avatars.
— Cake Mania® 2 for DS is the sequel to the best-selling DS game based on Sandlot Games’ award-winning downloadable title. Players lead Jill Evans through more than 200 different levels of baking and frosting madness with an all-new customer base, exotic locations, kitchen upgrades and multiple endings.
Fiscal 2008
To date, the Company has announced the following titles that have been released or are expected to be released during the rest of fiscal 2008:
— Three Wii games that are part of the award-winning Humongous adventure game series that has sold nearly 15 million units and earned more than 400 awards for excellence: Freddi Fish, Pajama Sam and Spy Fox. Freddi Fish: Kelp Seed Mystery for Wii lets young players help underwater detective Freddi Fish solve the case of Grandma Grouper’s missing kelp seeds before all of the sea creatures go hungry. The easy point-and-click interface allows players to earn a reaction from just about everything and a variety of mini-games helps players solve the mystery, develop hand-eye coordination and increase learning. Pajama Sam in Don’t Fear the Dark for Wii allows players to join Sam as he embarks on his journey to capture Darkness in a land of talking trees, hilarious carrots and non-stop adventure. Explore a world of secrets and slumber in this motion-based adventure that creates a fun learning environment to encourage critical thinking while fostering listening and memory skills. Spy Fox in Dry Cereal for Wii teams players up with super-sleuth Spy Fox, Monkey Penny and Professor Quack as they take on tough assignments through 100 levels of spy-speeding fun, arcade-style games.
— Babysitting Mania for DS is based on the hit online PC simulation from Gogii Games that challenges players to manage unruly kids, lists of chores and out-of-control houses without losing their cool.
— Zoo Hospital for Wii, a wholly-owned IP for Majesco, is the first Wii game of its kind that lets players experience a veterinarian’s job by performing various surgical procedures on 48 different animals that they can then care for in their enclosures to ensure a healthy recovery.
— Air Traffic Chaos for DS lets players take charge as an air traffic controller at the world’s busiest airports so they can safely maintain an efficient flight schedule and order on the runways.
— Orchard for online and retail PC is a simulation that challenges players to manage all facets of a retail business, including planting and harvesting crops, developing new recipes, buying ingredients and hiring a workforce.
— Away: Shuffle Dungeon for DS is a premier role playing game that features creative contributions from renowned industry visionaries: RPG creator Hironobu Sakaguchi, character designer Naoto Oshima and composer Nobuo Uematsu. Players take control of the young hero “Sword,” who must rescue as many kidnapped townsfolk as possible from a mysterious unknown that has been slowly “spiriting them away.”
— Jillian Michaels’ Fitness Ultimatum 2009 for Wii is the first game of its type to combine a celebrity fitness trainer with the Wii and innovative Wii Fit Balance Board™ accessory to offer players a fun and entertaining way to get in shape.

— Bananagrams for Facebook is an anagram game based on the popular board game of the same name. This free Facebook application ignores all of the rules of traditional board games in favor of an every-player-for-themselves approach that delivers lighting-fast puzzle play guaranteed to get the mind moving and drive players “bananas.”
First Quarter 2009 ending January 31, 2009:

To date, the Company has announced the following titles that are expected for release during the fiscal first quarter of 2009:
— Cooking Mama: World Kitchen for Wii is the sequel to the best-selling Cooking Mama Cook Off game that has sold nearly half a million units and challenges players to use the Wii Remote as the ultimate cooking utensil.
— Major Minor’s Majestic March for Wii marks the return of the creative team behind the renowned PaRappa the Rapper franchise—legendary game designer and multimedia musician Masaya Matsuura and famed New York artist Rodney Alan Greenblat. The game turns the Wii Remote into a “special” baton the bandleader Major Minor uses to keep tempo, recruit new band members and pick up valuable items, while marching through whimsical locations.
— Cake Mania: In the Mix! for Wii marks the first introduction of Sandlot Games’ best-selling PC title on the Wii system. The game integrates motion-based control with the series’ signature cake-baking multi-tasking gameplay style.
— Rollin’ Rascals for DS challenges players to roll adorable round pets around obstacles and into identical twos to clear them from the game board in this addictive puzzler.
— Wonder World Amusement Park for DS is the second game from Majesco Studios Santa Monica. This companion game to the Wii version that launched in July lets players experience a complete day at the park in the palm of their hands. Using the Touch Screen, players can toss, drive, shoot, whack, fish and spin in more than two dozen mini-games throughout six themed zones.
— Escape the Museum for Wii is based on the popular hidden object online game from Gogii Games. A devastating earthquake has rocked the foundations of the National Museum of History and players must help Susan Anderson escape from the crumbling building to the safety outside. Players wander through the museum’s maze of 12 different hunt and find areas and 25 action-packed adventure scenes, using the Wii Remote to uncover hidden exits and save priceless archaeological artifacts.
— Marker Man Adventures for DS is a unique game based on drawing and physics challenges as players maneuver the charming stick figure, Marker Man, through 150 scrolling world puzzles in his attempt to find his best friend, Doodle Dog.
— PowerBike for DS is an intense motorcycle racer that features death-defying stunts, intense police chases and competitive multiplayer modes.
— Math Blaster in the Prime Adventure for DS is inspired by the original hit PC game from Knowledge Adventure that makes learning fun by combining a variety of adventure-based learning games with challenging mathematic puzzles and the unique capabilities of Nintendo DS.

Fiscal 2008 Outlook

The Company is increasing its fiscal 2008 full year net revenue guidance to a range of $58 million to $60 million from its previous expectation of $53 million to $58 million. The revised guidance also reflects the change in the release date of Cooking Mama: World Kitchen for Wii from fiscal 2008 to fiscal 2009. The Company also expects to be profitable for 2008. The Company believes that its mix of international revenues for the year will approximate 10 to 15 percent of worldwide revenues, a slight decline from previous years’ range of 15 to 20 percent. The Company expects full-year 2008 gross margins to show modest improvement over the 33.9 percent reported in 2007. The Company’s guidance assumes the release of approximately 24 titles in 2008 with approximately 9 Wii, 12 DS titles and 3 other. This compares to 19 titles in 2007, comprised of 2 Wii, 13 DS and 4 other. The Company’s results are impacted by seasonality from the December holiday period and variability based on release schedules.
Conference Call

At 4:30 PM ET today, management will host an earnings conference call. To access the call in the U.S., please dial 1-877-317-6701 and international callers please dial 1-412-317-6701. The access code for the call is 4881586. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Relations” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven business days beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 4881586.
About Majesco Entertainment Company

Majesco Entertainment Company is a provider of video games for the mass market.  Building on 20 years of operating history, the Company is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Nancy Drew™, Cooking Mama™ and Cake Mania® 2 for Nintendo DS™ and Cooking Mama: Cook Off for Wii™. The Company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL.  Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK.  More information about Majesco can be found online at www.majescoentertainment.com.
Use of Non-GAAP Financial Information
To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with GAAP, Majesco Entertainment uses certain Non-GAAP measures of financial performance. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from Non-GAAP financial measures used by other companies. In addition, these Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The Non-GAAP financial measures used by Majesco include Non-GAAP operating income (loss), Non-GAAP net income (loss), and Non-GAAP basic and diluted earnings (loss) per share. These Non-GAAP financial measures exclude the following items from the Company’s unaudited condensed consolidated statements of operations:
➢	Settlement charges related to the settlement of class action litigation

➢	Change in fair value of warrants

➢	Gain on Settlements of Liabilities and Other Gains
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures” which includes a reconciliation of the Non-GAAP to the GAAP results.
Safe Harbor

Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of, current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii(TM) platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; final resolution of the class action and other litigation on terms acceptable to the Company, and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2007. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
# # #

For more information, please contact:
John Gross	Mike Smargiassi/Joe Kessler
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910

MAJESCO ENTERTAINMENT 2008-2009 RELEASE SCHEDULE*
2008 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Furu Furu Park Wii, $19.99	Wild Earth: African Safari Wii, $29.99	Cake Mania 2 DS, $19.99	Babysitting Mania DS, $19.99

Left Brain Right Brain DS, $19.99	Eco-Creatures: Save the Forest DS, $29.99	Blast Works: Build, Trade, Destroy Wii, $39.99	Spy Fox in Dry Cereal Wii, $19.99

Mega Brain Boost DS, $19.99	Nanostray 2 DS, $29.99	Nancy Drew: Mystery of the Clue Bender Society DS, $19.99	Freddi Fish: Kelp Seed Mystery Wii, $19.99

Cooking Mama 2: Dinner with Friends DS, $29.99	Blokus Portable: Steambot Championship PSP, $19.99	Wonder World Amusement Park Wii, $39.99	Air Traffic Chaos DS, $19.99

	Pet Pals: Animal Doctor DS, $19.99		Pajama Sam in Don’t Fear the Dark Wii, $19.99

	Toy Shop DS, $19.99		Zoo Hospital Wii, $29.99

Away Shuffle Dungeon DS, $29.99

Orchard PC, Price TBA

Bananagrams Facebook, Free

Jillian Michaels’ Fitness Ultimatum 2009 Wii, $39.99
2009 GAMES

Quarter 1
Rollin’ Rascals DS, $19.99

Cooking Mama World Kitchen Wii, $49.99

Math Blaster in the Prime Adventure DS, $19.99

Major Minor’s Majestic March Wii, Price TBA

Wonder World Amusement Park DS, $19.99

Cake Mania In the Mix! Wii, Price TBA

Powerbike DS, $19.99

Escape the Museum Wii, $19.99

Left Brain Right Brain 2 DS, $19.99

The Clumsey’s Wii, $19.99

Hot -n- Cold DS, $19.99

*	Includes all released and announced titles to date. Prices subject to change for unreleased titles.

MAJESCO ENTERTAINMENT COMPANY
UNAUDITED SUPPLEMENTARY PRODUCT DATA

	Net Revenue By Platform - Yearly
	FY08	FY07	FY06
	Estimate*	Actual	Actual

CONSOLE:
Wii	33.9%	19.7%	0.0%
PS2	0.9%	6.8%	18.7%
Xbox	0.2%	3.2%	15.7%

	35.0%	29.7%	34.4%

HANDHELD:
DS	61.8%	55.5%	24.4%
GBA	0.0%	5.6%	28.0%
PSP	1.2%	3.0%	3.4%

	63.0%	64.1%	55.8%

OTHER	2.0%	6.2%	9.8%

TOTAL	100.0%	100.0%	100.0%

*	Note: Company estimate as of September 11, 2008

MAJESCO ENTERTAINMENT’S NET SALES BY PLATFORM

	Three Months Ended		Three Months Ended
	July 31, 2008		July 31, 2007
	Net Sales	%	Net Sales	%
Console:
Wii	$5,379	37.0%	$984	9.8%
PS2	148	1.0%	597	6.0%
XBOX / 360	13	0.1%	239	2.4%

	5,540	38.1%	1,820	18.2%
	38.1%		18.2%

Handheld:
DS	8,119	55.8%	6,981	69.7%
GBA	12	0.1%	350	3.5%
PSP	12	0.1%	859	8.6%

	8,143	55.9%	8,190	81.8%
	55.9%		81.8%

Other	773	5.3%	(0)	0.0%
	5.3%		0.0%

Total	$14,556	100.0%	$10,009	100.0%

Wii/DS	13,498	92.7%	7,965	79.6%

	Nine Months Ended		Nine Months Ended
	July 31, 2008		July 31, 2007
	Net Sales	%	Net Sales	%
Console:
Wii	$12,170	26.5%	$9,030	23.1%
PS2	654	1.4%	3,078	7.9%
XBOX / 360	139	0.3%	407	1.0%

	12,963	28.2%	12,515	32.0%
	28.2%		32.0%

Handheld:
DS	31,675	69.0%	19,158	49.0%
GBA	44	0.1%	2,209	5.6%
PSP	440	1.0%	1,323	3.4%

	32,159	70.1%	22,690	58.0%
	70.1%		58.0%

Other	773	1.7%	3,916 (a)	10.0%

	1.7%		10.0%

Total	$45,895	100.0%	$39,122	100.0%

Wii/DS	$43,845	96%	$28,188	72%

(a)	DDR, 45/90 minute video.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Net revenues	$14,456	$10,010	$45,895	$39,121

Cost of sales
Product costs	5,849	5,421	19,546	19,813
Software development costs and license fees	2,457	1,632	8,254	5,685

	8,306	7,053	27,800	25,498

Gross profit	6,150	2,957	18,095	13,623

Operating costs and expenses
Product research and development	812	536	2,421	1,687
Selling and marketing	2,264	2,039	6,485	5,725
General and administrative	2,737	1,664	6,865	6,138
Gain on settlement of liabilities and other gains	—	(75)	—	(314)
Depreciation and amortization	59	75	221	220
Settlement of litigation and related charges, net	—	—	(322)	2,500

	5,872	4,239	15,670	15,956

Operating income (loss)	278	(1,282)	2,425	(2,333)
Other expenses (income)
Interest and financing costs, net	121	266	417	1,477
Change in fair value of warrants	(363)	—	(957)	—

Income (loss) before income taxes	520	(1,548)	2,965	(3,810)
Income taxes	—	—	—	—

Net income (loss)	$520	$(1,548)	$2,965	$(3,810)

Net income (loss) per share:
Basic	$0.02	$(0.06)	$0.11	$(0.16)

Diluted	$0.02	$(0.06)	$0.11	$(0.16)

Weighted average shares outstanding:
Basic	27,476,286	23,862,617	27,415,009	23,716,363

Diluted	27,476,286	23,862,617	27,482,498	23,716,363

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	July 31,	October 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,765	$7,277
Due from factor	773	—
Accounts and other receivables	65	670
Inventory	2,001	3,850
Capitalized software development costs and license fees, current portion	6,377	2,171
Prepaid expenses	310	1,128

Total current assets	17,291	15,096
Property and equipment — net	599	568
Capitalized software development costs and license fees, net of current portion	—	549
Other assets	83	100

Total assets	$17,973	$16,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,670	$7,488
Share based litigation settlement	2,500	2,822
Due to factor	—	1,527
Inventory financing payable	572	—
Advances from customers	86	425

Total current liabilities	10,828	12,262
Warrant liability	503	1,460
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 28,816,095 and 28,675,962 issued and outstanding at July 31, 2008 and October 31, 2007, respectively	29	29
Additional paid in capital	101,356	100,201
Accumulated deficit	(94,559)	(97,524)
Accumulated other comprehensive loss	(184)	(115)

Total stockholders’ equity	6,642	2,591

Total liabilities and stockholders’ equity	$17,973	$16,313

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended
	July 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,965	$(3,810)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	221	220
Change in fair value of warrants	(957)	—
Share based litigation settlement	(322)	—
Fair value of common stock purchase warrant issued for services	77
Non-cash compensation expense	1,118	1,013
Gain on settlement of liabilities and other gains	—	(314)
Amortization of software development costs and prepaid license fees	3,684	2,499
Changes in operating assets and liabilities
Due from factor — net	(2,300)	1,471
Other receivables	606	2,588
Inventory	1,850	971
Capitalized software development costs and prepaid license fees	(7,341)	(2,671)
Prepaid expenses and other	835	1,097
Accounts payable and accrued expenses	179	(1,394)
Advances from customers	(339)	(132)

Net cash provided by operating activities	276	1,538

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(252)	(122)

Net cash used in investing activities	(252)	(122)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance cost on equity financing	(40)	—
Proceeds from exercise of stock options	—	49
Inventory financing	572	(1,381)

Net cash provided by (used in) financing activities	532	(1,332)

Effect of exchange rates on cash and cash equivalents	(68)	(44)

Net increase in cash	488	40
Cash and cash equivalents — beginning of period	7,277	3,794

Cash and cash equivalents — end of period	$7,765	$3,834

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Accounts payable settled through the issuance of common stock, classified as a mandatorily redeemable liability	$—	$365

Cash paid for interest	$410	$1,477

MAJESCO ENTERTAINMENT COMPANY
RECONCILIATION OF GAAP to Non-GAAP FINANCIAL MEASURES
(In thousands, except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
GAAP operating income (loss)	$278	$(1,282)	$2,425	$(2,333)
Settlement of litigation and related charges, net (1)	—	—	(322)	2,500
Gain on settlement of liabilities and other gains	—	(75)	—	(314)

Non-GAAP operating income (loss)	$278	$(1,357)	$2,103	$(147)

GAAP net income (loss)	$520	$(1,548)	$2,965	$(3,810)
Settlement of litigation and related charges, net (1)	—	—	(322)	2,500
Change in fair value of warrants (2)	(363)	—	(957)	—
Gain on settlement of liabilities and other gains	—	(75)	—	(314)

Non-GAAP net income (loss)	$157	$(1,623)	$1,686	$(1,624)

GAAP net income (loss) per diluted share	$0.02	$(0.06)	$0.11	$(0.16)
Settlement of litigation and related charges, net (1)	—	—	(0.01)	0.11
Change in fair value of warrants (2)	(0.01)	—	(0.03)	—
Gain on settlement of liabilities and other gains	—	(0.00)	—	(0.01)

Non-GAAP net income (loss) per diluted share	$0.01	$(0.07)	$0.06	$(0.07)

Shares used in GAAP and Non-GAAP per diluted share amounts	27,476,286	23,862,617	27,482,498	23,716,363

(1)	During the nine months ended October 31, 2007, we recorded a $2.5 million charge in connection with shares of common stock that we have agreed to issue in settlement of a class action securities litigation against the Company. The charge of $2.5 million represented the fair value, on the date the settlement agreement was executed, of the common stock expected to be distributed when the settlement becomes effective. The value of the shares to be issued in the settlement are revalued at each balance sheet date, and a corresponding charge or credit to earnings is recorded to earnings for the amount of the change. The value of the shares to be issued in the settlement was $2.8 million at October 31, 2007, and $2.5 million at July 31, 2008. Therefore, during the nine months ended July 31, 2008, we recorded a gain on litigation settlement of $0.3 million representing the decline in the value of the shares to be issued under the settlement, as if it occurred on July 31, 2008.

(2)	Represents the change in the fair value of warrants, classified as a liabilty. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.